Exhibit 2.1

EXECUTION VERSION

PURCHASE AND ASSIGNMENT AGREEMENT

by and between

Crossroads Systems, Inc., as Seller,

and

StrongBox Data Solutions, Inc., as Acquirer

March 22, 2016

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Exhibits

Exhibit A – Bill of Sale

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Services Agreement

Exhibit D – Trademark Assignment Agreement

Exhibit E – Copyright Assignment Agreement

Exhibit F – Principal Release

Exhibit G – Consulting Agreement

Exhibit H – Transfer Agreement

Exhibit I – License Agreement

Exhibit J – Subcontract Agreement

Schedules

Schedule A – Purchase Price

Schedule 2.4(a) – Assigned Contracts

Schedule 2.4(b) – Accounts Receivable

Schedule 2.4(e) – Trademarks

Schedule 2.4(f) – Computer Equipment

Schedule 2.4(g) – Furniture and Fixtures

Schedule 2.4(h) – Digital Assets

Schedule 2.4(i) – Sales and Marketing Materials

Schedule 2.4(l) – Additional Assets

Schedule 2.6(k) – Additional Excluded Assets

Schedule 4.2(d) – Seller’s Required Consent and Approvals

Schedule 4.5 – No Litigation

Schedule 4.11 – Certain Relationships

Schedule 4.14 – Intellectual Property

Schedule 5.2 – Shared Employees

Schedule 5.7(c) – Principals’ 2015 Stock Awards

Schedule 5.7(e) – Transferred Employees

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PURCHASE AND ASSIGNMENT AGREEMENT

THIS PURCHASE AND ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2016 (the “Effective Date”) by and between Crossroads Systems, Inc., a Delaware corporation with its principal office located at 11000 North MoPac Expressway #150, Austin, Texas 78759 (“Seller”), and StrongBox Data Solutions, Inc., a Quebec corporation with its principal office located at 505 Maisonneuve West, Montreal, Quebec H3A 3C2, Canada (“Acquirer”). The Seller and Acquirer may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller desires to sell to Acquirer the Purchased Assets (defined below) and transfer to Acquirer the Assumed Liabilities (defined below), and Acquirer desires to acquire and assume the same from Seller, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below; other terms are defined throughout the Agreement.

1.1         “Affiliate” means, with respect to a Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of the foregoing sentence, “control” means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) of the voting securities of another Person shall be deemed to control that Person.

1.2         “Business” means the business of Seller’s product and support services division, as currently conducted, including, without limitation, Seller’s StrongBox business.

1.3         “Business Day” means any day of the year on which national banking institutions in Austin, TX are open to the public for conducting business and are not required or authorized to close.

1.4         “Contract” means all legally binding contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

1.5         “Employee Reimbursement” means (i) the aggregate salary cost, from March 16, 2016 through and including the date of Closing, of the Transferred Employees who accept employment with Acquirer, multiplied by 1.16x; plus (ii) any commissions paid to such Transferred Employees prior to the date of Closing on account of sales closing after February 1, 2016.

1.6         “Engineering and System Documentation” means all technical and descriptive materials, specifications, drawings, bills of materials, schematics, circuit diagrams, test documents, service level agreements, and disaster recovery plans (including all copies in whatever form, including digital or electronic copies) created by Seller or by contractors, suppliers or licensors acting for or on behalf of Seller, or provided to Seller by customers, contractors, suppliers or licensors, for use in the manufacture, assembly, operation or maintenance of equipment, storage devices, access devices and peripherals, telecommunications systems, computer networks or other IT infrastructure, including the design, engineering or operation of the Host Systems.

1.7         “Fujifilm Agreements” means, collectively, the following agreements between Seller and Fujifilm: (i) OEM License and Distribution Agreement, dated April 30, 2012; (ii) VAR (Partner) Agreement, dated December 17, 2012, as amended; (iii) RVA Services Provider Agreement, dated February 20, 2009, as amended; (iv) Three-Party Master Depositor Escrow Services Agreement, dated February 13, 2013, by and among Seller, Fujifilm and Iron Mountain Intellectual Property Management, Inc.; and (v) Mutual Non-Disclosure Agreement, dated February 19, 2009.

1.8         “Fundamental Representations” means (i) with respect to Acquirer, the representations and warranties set forth in Section 3.1 (Existence and Capacity), Section 3.2 (Power and Authority), and Section 3.3 (Binding Agreement), and (ii) with respect to Seller, the representations and warranties set forth in Section 4.1 (Existence and Capacity), Section 4.2 (Power and Authority), and Section 4.3 (Binding Agreement).

1.9         “Governmental Authority” means any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency, body, branch, bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body having relevant jurisdiction over a subject matter.

1.10         “Host Systems” means all equipment and devices (including equipment, storage devices, access devices and peripherals, telecommunications systems, computer networks or other IT infrastructure) used in the Business, including Seller's rights under all related maintenance or warranty programs.

1.11         “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all ideas, processes, methods, systems, inventions, research, developments, designs, prototypes, all improvements thereto, and all other inventions and discoveries and improvements to such inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice); (b) all Trademarks; (c) all works of authorship and tangible works of expression, including derivative works, all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith (registered or unregistered) (“Copyrights”); (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets, confidential business information, know-how, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, prospect lists, pricing and cost information, and business and marketing plans and proposals, and market studies (“Trade Secrets”); (f) all computer software, computer programs, firmware, data, and databases in any form, including without limitation, development tools, library functions, compilers, and platform and application software, whether in source or object code format, and all related documentation covered under Copyrights (“Software”); (g) rights of publicity and privacy; (h) shop rights; (i) all advertising and promotional materials; (j) websites (including the layout, design and contents of the web pages and the underlying codes); (k) social media and on-line account user names, identifiers, passwords, and profiles; (l) all other proprietary information and intellectual property, in all forms and media, and all goodwill associated therewith, and whether or not subject to patent, copyright, trademark, design or other intellectual property registration; (m) all copies and tangible embodiments thereof (in whatever form or medium); (n) any other intellectual property rights anywhere in the world; and (o) all common law, statutory, treaty and convention rights with respect to any thereof; all property rights, moral rights, ownership and other proprietary rights in any thereof; and all worldwide forms of protection and rights in, to and under all of the foregoing; and the right and power to assert, defend and recover title thereto and the right to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation thereof.

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1.12         “License” means the license granted to Acquirer pursuant to the License Agreement.

1.13         “License Agreement” means the License Agreement, in a form substantially as attached hereto as Exhibit I, by and between KIP CR P1 LP, an Affiliate of Seller, and Acquirer granting a license to certain patents owned by KIP CR P1 LP.

1.14         “Net Proceeds Amount” means an amount equal to the Purchase Price less certain adjustments as set forth on Schedule A hereto.

1.15         “Patents” means any patents and patent applications, in any jurisdiction, that Seller and/or its Affiliates owns, controls or has a right to license as of the Effective Date, including without limitation U.S. Patent Nos. 5,941,972, 6,425,035, and 7,051,147, and any patents or patent applications which claim priority to any of the foregoing patents or patent applications, including any and all reissues, reexaminations, divisionals, continuations, continuations-in-part, and extensions of any of the foregoing issued patents and/or pending patent applications.

1.16         “Person” means an individual, corporation, limited liability company, syndicate, association, trust, partnership, joint venture, unincorporated organization, Governmental Authority, or other entity.

1.17         “Principals” means David Cerf and Brian Bianchi, the principals of Acquirer.

1.18         “Retained Digital Assets” means a disk image from all laptops, servers and salesforce content to be retained by Seller, to be used solely in connection with the defense of Seller’s Patents, Patent rights and any related Patent settlements or litigation, or any related matter. For purposes of clarity, Seller shall be prohibited from using the Retained Digital Assets for any other commercial activity.

1.19         “Seller’s Knowledge” means the actual knowledge of Richard K. Coleman, Jr., Jennifer Crane and Mark Hood.

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1.20         “Seller’s Software” means software, including associated computer programming code (including, unless otherwise specified, both object code and source code versions thereof), documentation (including, unless otherwise specified, user manuals and other written materials that relate to particular code or databases), materials useful for design (for example, logic manuals, flow charts, and principles of operation), and other written materials or tangible items used by Seller in the conduct of the Business, including without limitation all such Software licensed by Seller to third parties, whether by delivery of object code versions of the Software for installation on the end-user systems, or offered by Seller to third parties on a hosted, software as a service, application service provider, cloud-based service or similar platform.

1.21         “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

1.22         “Taxing Authority” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

1.23         “Technical Documentation” means all technical and descriptive materials (including all copies in whatever form, including digital or electronic copies) relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials.

1.24         “Third Party” means any Person other than the Parties and their Affiliates.

1.25         “Trademarks” means all trademarks (registered or unregistered), service marks (registered or unregistered), trade dress, logos, slogans, trade names, brand names, corporate names, Internet domain names, social media user names, identifiers and profiles, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, but specifically excluding all rights (registered or unregistered) in and to “Crossroads”, “Crossroads.com”, and “Crossroads Sphinx”, including any derivations thereof.

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1.26         “Transfer Agreement” means the Transfer Agreement, in a form substantially as attached hereto as Exhibit H, by and between Crossroads Europe GmbH, a wholly-owned subsidiary of Seller (“Crossroads Europe”), and Blitz 16-269 GmbH, an affiliate of Acquirer.

1.27         “Transfer Date” means March 15, 2016.

1.28         “WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.

2.          Closing; Sale and Assumption.

2.1         Purchase Price. In consideration for the Purchased Assets, including the assets of the Business held by Crossroads Europe, and the License, Acquirer shall pay to Seller an aggregate purchase price equal to the amount set forth in Schedule A as provided therein (the “Purchase Price”), and assume the Assumed Liabilities.

2.2         The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be deemed to have taken place simultaneously with the execution and delivery of this Agreement. The Closing shall take place remotely via the exchange of signatures and documents.

2.3         Closing Deliverables. At the Closing:

(a)          Seller shall deliver to Acquirer the following:

(i)          possession of the Purchased Assets;

(ii)         general release, in form and substance reasonably acceptable to Acquirer, releasing Acquirer and its Affiliates from all claims relating to acts or omissions occurring prior to Closing;

(iii)        the Bill of Sale, in the form of Exhibit A hereto;

(iv)        the Assignment and Assumption Agreement, in the form of Exhibit B hereto, executed by Seller;

(v)          the Services Agreement, in the form of Exhibit C hereto, executed by Seller;

(vi)        the Trademark Assignment Agreement, in the form of Exhibit D hereto;

(vii)       the Copyright Assignment Agreement, in the form of Exhibit E hereto;

(viii)      the License Agreement, in the form of Exhibit I hereto;

(ix)         the Subcontract Agreement, in the form of Exhibit J hereto; and

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(x)          such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Acquirer, as may be required to give effect to this Agreement.

(b)          Acquirer shall deliver to Seller the following:

(i)          the Net Proceeds Amount;

(ii)         the Assignment and Assumption Agreement, executed by Acquirer;

(iii)        the Services Agreement, executed by Acquirer;

(iv)        a Principal Release, in the form of Exhibit F attached hereto, executed by each of the Principals;

(v)         a Consulting Agreement, in the form of Exhibit G attached hereto, executed by each of the Principals; and

(vi)        the Subcontract Agreement.

2.4         Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, conveys, and delivers to Acquirer, and Acquirer hereby purchases and acquires from Seller, all right, title and interest of Seller in and to all of the assets, rights, properties, claims, contracts, business and goodwill of Seller used, held for use or acquired or developed for use primarily in the Business (collectively, the “Purchased Assets”). The Purchased Assets include:

(a)          Subject to Section 5.3 below, all assignable Contracts entered into by Seller exclusively in connection with the Business, including, without limitation, all assignable Contracts from resellers, VARs and OEMs and all assignable partner-related Contracts with Eruces, Aspera, IBM, BDT and Arrow, listed on Schedule 2.4(a) (collectively, the “Assigned Contracts”), and all rights under or pursuant to all representations, warranties, covenants, agreements, guarantees and indemnities made by any Third Party therein;

(b)          All accounts receivable for product sales that were completed and services that were provided by Seller after February 1, 2016 and listed on Schedule 2.4(b) (the “Accounts Receivable”). For purposes of clarity, Seller shall retain Hewlett Packard’s (“HP”) cash payment for the quarter ending January 31, 2016 due pursuant to the Software License and Distribution Agreement, dated January 20, 2009, between HP and Seller (the “HP Agreement”);

(c)          All customer account data, including, without limitation, names, addresses, contact information, and accounting and payment information, for all current and former customers and customer prospects of the Business, and all purchase orders and sales pipeline;

(d)          All laboratory equipment, inventories, productive supplies and works in process;

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(e)          All Trademarks, including, without limitation, StrongBox and SPHiNX, listed on Schedule 2.4(e), but specifically excluding all rights (registered or unregistered) in and to “Crossroads”, “Crossroads.com”, and “Crossroads Sphinx”, including any derivations thereof;

(f)          All office and computer equipment, including desktops, laptops, servers, printers, monitors and phones, but excluding specific computer equipment associated with employees who remain at Seller listed on Schedule 2.4(f);

(g)          Furniture and fixtures listed on Schedule 2.4(g);

(h)          All salesforce.com data, digital assets listed on Schedule 2.4(h), including StrongBox.com, source code related to all products and all Copyrights related to such digital assets;

(i)          All sales and marketing materials for the Business, in a mutually agreed format as described on Schedule 2.4(i);

(j)          All assets of Crossroads Europe, which shall be transferred pursuant to the Transfer Agreement;

(k)          Seller’s Software, Technical Documentation, Host Systems, Engineering and System Documentation, and Intellectual Property related to the Business other than Patents; and

(l)          The assets listed on Schedule 2.4(l).

2.5         Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Acquirer hereby assumes, and agrees to pay, honor, perform and discharge as and when due, the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(a)          liabilities and obligations arising under the Assigned Contracts to the extent such obligations are to be performed after the Transfer Date;

(b)          product liabilities after the Transfer Date except to the extent arising due to negligence on the part of Seller;

(c)          liabilities relating to the use of the Purchased Assets following the Closing; and

(d)          products-related accounts payable due after the Transfer Date and other normal course current liabilities, all as disclosed in the Schedules to this Agreement.

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For the avoidance of doubt, Acquirer is not assuming any liabilities, obligations or debt of any kind or nature whatsoever, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, any liabilities of Seller arising or related to (i) the negotiation, preparation and performance of this Agreement, the other transaction documents and the transactions contemplated hereby and thereby, (ii) borrowed money or guarantees by the Seller, (iii) income taxes of Seller, (iv) any litigation of Seller, (v) infringement of the Intellectual Property of others, (vi) any breach or failure to perform any of the Company’s covenants, agreements, representations or warranties contained in any Contract, (vii) any violation of law, (viii) any Seller employee claims or obligations, (ix) any pollution, threat to the environment, discharge of waste and failure to comply with environmental law, and (x) any person or entity seeking to impose on Acquirer any liabilities of Seller by virtue of any theory of successor liability.

2.6         Excluded Assets. Other than the Purchased Assets subject to Section 2.4, Acquirer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)          All cash and cash equivalents, banks accounts and securities of Seller;

(b)          all Contracts that are not Assigned Contracts;

(c)          all rights (registered or unregistered) in and to “Crossroads”, “Crossroads.com”, and “Crossroads Sphinx”, including any derivations thereof;

(d)          all Patents;

(e)          the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Acquirer under applicable law and is required by applicable law to retain;

(f)          all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g)          all benefit plans and trusts or other assets attributable thereto;

(h)          all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(i)          all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(j)          all assets, properties and rights used by Seller in its businesses other than the Business;

(k)          the assets, properties and rights specifically set forth on Schedule 2.6(k);

(l)          the Retained Digital Assets; and

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(m)          the rights which accrue or will accrue to Seller under this Agreement.

2.7         Non-Assignable Assets.

(a)          Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.7, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Acquirer of any Purchased Asset would result in a violation of applicable law, or would require the consent, authorization, approval or waiver of a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the consummation of the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery. Following the consummation of the Closing, Seller and Acquirer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver; provided, however, that neither Seller nor Acquirer shall be required to pay any consideration therefor. If and when such consent, authorization, approval or waiver is obtained, Seller shall sell, assign, transfer, convey and deliver to Acquirer the relevant Purchased Asset to which such consent, authorization, approval or waiver relates for no additional consideration and Acquirer shall, without payment of any consideration therefor, assume from and after the date of such assignment the obligations thereunder (but only the obligations of Seller thereunder arising exclusively from, and accruing exclusively with respect to, the period after the date of such assignment (other than obligations thereunder arising as a result of the breach thereof at or prior to such assignment) and only to the extent that such obligations would have constituted Assumed Liabilities if such assignment had occurred as of the Closing). Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 5.12.

(b)          To the extent that any Purchased Asset cannot be transferred to Acquirer following the Closing pursuant to this Section 2.7, Seller shall provide Acquirer with the economic and, to the extent permitted under applicable law, operational benefits of the transfer of such Purchased Asset to Acquirer as of the Closing. Acquirer shall, as agent or subcontractor for Seller, to the extent permitted under applicable law (but only to the extent Acquirer shall receive the benefits thereunder pursuant to the prior sentence), assume the liabilities of Seller thereunder from and after the date such benefits are provided to it (other than obligations thereunder arising as a result of the breach thereof at or prior to the Closing and only to the extent that such obligations would have constituted Assumed Liabilities if such assignment had occurred as of the Closing) but only for so long as such benefits are provided to it. To the extent permitted under applicable law, Seller shall pay to Acquirer promptly upon receipt thereof all income, proceeds and other monies received by Seller, or any claim or right or any benefit arising thereunder to the extent that Acquirer would be entitled thereto pursuant hereto, to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.7.

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2.8         VAR Agreement. The Parties hereby acknowledge that Seller has certain obligations to Fujifilm pursuant to the VAR (Partner) Agreement, dated December 17, 2012, as amended, by and between Seller and Fujifilm (the “VAR Agreement”). To the extent that Seller needs certain Purchased Assets to perform its obligations under the VAR Agreement, Acquirer agrees to assign the necessary rights to such Purchased Assets to Seller in order to enable Seller to perform its obligations under the VAR Agreement.

3.          Representations and Warranties of Acquirer. Acquirer represents and warrants to Seller that the statements in this Section 3 are true and correct as of the date hereof:

3.1         Existence and Capacity. Acquirer is a corporation, duly organized, validly existing and in good standing under the laws of the Province of Quebec. Acquirer has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder, consummate the transactions contemplated hereby, and conduct its business as now being conducted.

3.2         Power and Authority. Acquirer’s execution and delivery of this Agreement, performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby:

(a)          are within its power and authority and will not conflict with or result in a breach of its certificate of incorporation, bylaws or equivalent organizational documents;

(b)          have been duly authorized by all requisite corporate action on the part of Acquirer;

(c)          will not conflict with, result in a violation of, or constitute a breach of or default under, any statute, law, rule or regulation, or any judgment, decree, writ or injunction of any Governmental Authority, to which Acquirer or any of its properties or assets is bound; and

(d)          do not require any permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority or other Third Party.

3.3         Binding Agreement. This Agreement has been duly and validly executed and delivered by Acquirer and (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligation of Acquirer, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4         Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings (“Legal Proceedings”) pending or, to Acquirer’s knowledge, threatened against or by Acquirer or any Affiliate thereof that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

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3.5         Solvency. Acquirer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Seller contained in this Agreement are true and correct, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, Acquirer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they mature or become due.

3.6         Financing. Acquirer has all funds, or immediate access to funds, necessary to pay the Purchase Price and fulfill its obligations to Seller hereunder, including, without limitation, setting up its payroll system for the payment of the Transferred Employees’ salaries by the Transfer Date.

3.7         Independent Investigation. Acquirer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Acquirer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Acquirer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Section 4 of this Agreement; and (b) none of Seller or any Third Party has made any representation or warranty as to Seller, the Business, the Purchased Assets, the Assumed Liabilities or this Agreement, except as expressly set forth in Section 4 of this Agreement. Notwithstanding the foregoing, nothing in this Section 3.7 or elsewhere in this Agreement shall limit Acquirer’s rights in connection with any act of fraud or willful misrepresentation or misconduct by Seller or any of its Affiliates.

4.          Representations and Warranties of Seller. Seller represents and warrants to Acquirer that the statements in this Section 4 are true and correct as of the date hereof:

4.1         Existence and Capacity. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder, consummate the transactions contemplated hereby, and conduct its business as now being conducted.

4.2         Power and Authority. Seller’s execution and delivery of this Agreement, performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby:

(a)          are within its power and authority and will not conflict with or result in a breach of its certificate of incorporation, bylaws, or equivalent organizational documents;

(b)          have been duly authorized by all requisite corporate action on the part of Seller;

(c)          will not conflict with, result in a violation of, or constitute a breach of or default under, any statute, law, rule, or regulation, or any judgment, decree, writ or injunction of any Governmental Authority, to which Seller or any of its properties or assets is bound; and

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(d)          except as set forth on Schedule 4.2(d), do not require any permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority or other Third Party.

4.3         Binding Agreement. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Acquirer) constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4         Legal Proceedings. There are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against or by Seller or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.5         No Litigation. Except as set forth on Schedule 4.5, there is no litigation pending or, to Seller’s Knowledge, threatened or anticipated against the Seller or its stockholders, directors or officers (in such capacity) that in any way involves or affects the Business, Purchased Assets or Assumed Liabilities.

4.6         Compliance with Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets in all material respects.

4.7         Title to Purchased Assets. Seller has good and marketable title to all the Purchased Assets, free and clear of all liens, security interests, claims and other encumbrances, and at Closing, Acquirer will acquire good and marketable title to the Purchased Assets.

4.8         Condition and Sufficiency of Assets. All tangible assets (real and personal) constituting Purchased Assets are being sold “as-is, where is” with no warranty. To Seller’s Knowledge, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary or useful to conduct the Business as currently conducted.

4.9         Assigned Contracts. Assuming the due authorization, execution and delivery thereof by the other party thereto, each Assigned Contract is in full force and effect and is enforceable by Seller in accordance with its terms, to Seller’s Knowledge, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

4.10         Labor Matters. There are no grievances, disputes or controversies pending or, to Seller’s Knowledge, threatened between Seller and any of its present or former employees or independent contractors. Seller is not currently subject to any claims by present or former employees or independent contractors, including, without limitation, claims for wages, salaries, commissions or benefits.

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4.11         Certain Relationships to the Company. Except as set forth on Schedule 4.11, no Affiliate of Seller has any direct or indirect interest in or other business relationship or arrangement with (i) any person or entity that does business with the Seller in connection with the operations of, or is competitive with, the Business or (ii) any property, asset or right that is used by the Seller in the operations of the Business.

4.12         Customers. Seller has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers will not continue to be customers of the Business after the Closing at substantially the same level of purchases.

4.13         Suppliers. Seller has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers will not continue to be suppliers of the Business after the Closing and will not continue to supply the Business with substantially the same quantity and quality of goods and services at competitive prices.

4.14         Intellectual Property. To Seller’s Knowledge, no current use or exercise of Intellectual Property or Seller’s Software being transferred herein by Seller constitutes an infringement, misappropriation or violation of the rights of any Person.  To Seller’s Knowledge, except as disclosed in Schedule 4.14(i), Seller has no obligation to compensate any Person or entity for the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of any Software or Intellectual Property being transferred herein.  To Seller’s Knowledge, Seller's Software performs in accordance with its published specifications and any other published documentation or user materials corresponding to such Software. To Seller’s Knowledge, the Technical Documentation that Seller has on hand corresponding to Seller's Software includes the source code, including all system documentation, statements of principles of operation, and schematics for such Software, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer.  To Seller’s Knowledge, Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in or combined with the Seller's Software and any corresponding Technical Documentation pursuant to the Software Contracts identified as “licenses from third parties (development and/or marketing)” or “licenses from third parties (internal use only)” in Schedule 4.14(ii).  To Seller’s Knowledge, Seller has not used any third party software or work that is subject to an open source license (including the GNU Public License) or any “copyleft” restrictions the terms of which impose any restrictions on Seller's use of any Software in the Business, or which in any way limit Seller's ownership of and freedom to act regarding any Intellectual Property associated with such Software or work that Seller has developed using or incorporating such third-party software or work, or would otherwise require Seller to publicly disclose any of the source code for Seller’s Software.  To Seller’s Knowledge, except for the source code escrow agreements listed in Schedule 4.14(iii), the source code relating to Seller's Owned Software (i) has at all times been maintained in confidence, and (ii) has been disclosed by Seller only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties to Seller.

4.15         Insurance. All of the insurance policies held by Seller with respect to the Business (the “Insurance Policies”) are valid and enforceable and provide adequate insurance coverage for the Purchased Assets.

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4.16         No Other Representations and Warranties. Except for the representations and warranties contained in this Section 4 (including the related portions of the Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Acquirer (including any information, documents or material, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

5.          Covenants.

5.1         Assurances. Following the Closing, each of Seller and Acquirer shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions reasonably requested by the other as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.2         Services Agreement. At or prior to the Closing, the Parties shall enter into a services agreement (the “Services Agreement”), under which the Parties shall provide mutual support services without any cross payments for a period of three (3) months following the Closing. The services under the Services Agreement shall include, without limitation, IT, human resources, accounting, website support and the services of certain employees set forth on Schedule 5.2 (the “Shared Employees”). The Services Agreement shall also provide that each Party will notify the other not less than two (2) weeks prior to terminating any Shared Employee. Following the expiration of the Services Agreement, the Parties shall negotiate more specific employee support and/or consulting agreements with respect to any of the Shared Employees.

5.3         Cooperation on Assignment of Contracts. Each of Seller and Acquirer shall use commercially reasonable efforts, and shall cooperate with each other, to transfer all Assigned Contracts to Acquirer as soon as reasonably practicable and provide notice to customers, including HP, as required, regarding the transfer of such Assigned Contracts.

5.4         Office Lease. The Parties agree to take every action necessary to quickly transfer Seller’s office lease (the “Lease”) from Seller to Acquirer. The Parties shall cooperate with each other in good faith in such negotiations with the landlord. In the event that the Lease cannot be transferred to Acquirer, Acquirer will sublease the entire space from Seller for the same amount Seller currently pays the landlord, including all utilities, taxes, occupancy costs and other expenses. Acquirer shall maintain a restricted cash balance equal to the applicable letter of credit required by the landlord under the Lease (currently $270,000). Acquirer shall also have the right to renegotiate the Lease terms, sublease space or find other acceptable methods to reduce the Lease obligations. Seller shall have the right to occupy office space without cost through September 15, 2016, provided that Acquirer has not vacated or sublet the space prior to said date. Effective September 16, 2016, Seller shall have the right but not the obligation to lease back space from Acquirer, provided that Acquirer has not vacated or sublet the space prior to said date. In the event Acquirer vacates or subleases the space to a third party at any time, Acquirer shall give Seller forty-five (45) days’ prior notice and Seller shall vacate the space.

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5.5         WARN Act. No later than the date immediately preceding the Closing, Seller shall complete all actions necessary to comply with the WARN Act, and any equivalent state, municipal, county, local, foreign or other law and any other applicable “plant-closing” or similar law in respect of the transactions contemplated by this Agreement and the consequences thereof.

5.6         Required Consents. At or prior to the Closing, Seller shall obtain the approval and consent of at least 70% of the outstanding shares of Seller’s 5% Series F Convertible Preferred Stock with respect to the transactions contemplated by this Agreement.

5.7         Employee Matters.

(a)          Effective as of the Transfer Date, the Principals shall resign from their respective positions with Seller and hereby agree to forgo any additional future payments from Seller in connection with their employment with Seller, including, without limitation, any severance payments.

(b)          Seller shall reimburse the Principals for any expenses related to the Business incurred by the Principals prior to the Transfer Date upon submission and approval of expense reports as follows: (i) expenses submitted by the Principals and approved by Seller prior to March 9, 2016 will be paid by Seller on or before March 11, 2016; and (ii) expenses submitted by the Principals and approved by Seller after March 9, 2016 will be paid by Seller in accordance with its normal payment cycle.

(c)          Following the Closing, the Principals shall be entitled to retain their restricted stock awards granted to them by Seller as part of their bonus for the 2015 fiscal year as set forth on Schedule 5.7(c), which shall vest on the awards’ current vesting schedules. With respect to any stock option awards, the Principals agree to surrender all stock options granted pursuant to Seller’s 2010 Stock Incentive Plan with a strike price greater than $3.90. All remaining options will continue to vest until March 15, 2017 and, to the extent vested pursuant to their terms, shall be exercisable during such time period. All unexercised options will expire on March 16, 2017.

(d)          At or prior to the Closing, each of the Principals shall have delivered to Seller (i) a fully-executed release of claims (a “Principal Release”) and (ii) a consulting agreement with Seller (a “Consulting Agreement”), each in a form reasonably satisfactory to Seller and Acquirer, in connection with Seller’s ongoing patent litigation.

(e)          At or prior to the Transfer Date, Acquirer shall offer employment effective as of the Closing to each of the Seller’s employees listed on Schedule 5.7(e) (collectively, the “Transferred Employees”), on substantially the same terms as each such Transferred Employee currently receives.

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(f)          Seller shall pay the Transferred Employees any accrued vacation directly and their last paycheck from Seller shall be paid through the Transfer Date. For the avoidance of doubt, Seller shall retain full responsibility for any severance payments, accrued vacation and related costs for any employees who are not Transferred Employees following the Transfer Date.

(g)          The Transferred Employees will be offered the continued vesting for one year of all stock options in exchange for entering into standard release agreements with Seller, provided any Transferred Employee who leaves his or her employment with Acquirer prior to such one year period will forfeit any unvested options and/or restricted shares. Acquirer agrees to promptly notify Seller if any Transferred Employee ceases to be an employee of Acquirer prior to March 15, 2017.

(h)          Acquirer shall pay to Seller the Employee Reimbursement promptly following the Closing.

5.8         Closing of Crossroads Europe Transaction. The Parties agree to use reasonable best efforts and take every action necessary to close the sale of its assets by Crossroads Europe to Blitz 16-269 GmbH as promptly as possible following the Closing.

5.9         Accounts Receivable. To the extent Seller receives any payments for Accounts Receivables following the Closing for product sales that were completed and services that were provided by Seller after February 1, 2016 as set forth in Section 2.4(b), Seller agrees to promptly remit such payments to Acquirer on a weekly basis. To the extent Acquirer receives any payments for Accounts Receivables following the Closing for product sales that were completed and services that were provided by Seller prior to February 1, 2016, Acquirer agrees to promptly remit such payments to Seller on a weekly basis.

5.10         Website; Digital Assets. Seller shall assign all of Seller’s right, title and interest in and to all content contained within the Business website. The Parties agree to work together and cooperate in transferring these and other digital assets in a timely fashion after the Closing. Seller shall retain all right, title, and interest in and to the domain name Crossroads.com. After the Closing and upon Acquirer’s request, Seller shall include a link on the Crossroads.com website to the new Acquirer website for the Business. Acquirer shall also cooperate to provide Seller with a disk image from all computers transferred as part of the transaction contemplated hereby for purposes of its ongoing patent litigation.

5.11         Insurance Requirements. Acquirer shall have in effect and shall maintain the minimum insurance requirements under the HP Agreement. Following the Closing and continuing for a period of twenty four (24) months, Acquirer shall maintain professional liability insurance coverage, including coverage for any claims arising under or relating to the Fujifilm Agreements, and shall name Seller as an additional insured on such insurance policies.

5.12         Taxes.

(a)          Acquirer shall pay, if and when due, all transfer Taxes (including any penalties and interest) incurred in connection with the consummation of any of the transactions contemplated by this Agreement and shall, if required, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes. The Parties hereby irrevocably agree that this sale of assets, as described in this Agreement, including any Schedules, Exhibits and other ancillary documents, constitutes the acquisition by Acquirer of Seller’s complete product division. Seller agrees to deliver to Acquirer an executed Texas Controller of Public Accounts Statement of Occasional Sale.

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(b)          Following the Closing, Seller and Acquirer shall, as reasonably requested by the other: (i) assist the other Party in preparing any Tax Returns (including, but not limited to, any asset allocation statement required under Section 1060 of the Internal Revenue Code) relating to the Business which such other Party is responsible for preparing and filing; (ii) cooperate fully in preparing for any Tax audit of, or dispute with, any Taxing Authority regarding, and any Legal Proceeding relating to, liability for Taxes, in the preparation or conduct of any Legal Proceeding or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Business or the Purchased Assets; and (iii) make available to the other Party, as reasonably requested, and to any Taxing Authority all information, records, and documents relating to Taxes relating to the Business or the Purchased Assets.

(c)          Acquirer and Seller shall, on Closing, jointly execute elections under subsection 167(1) of the Excise Tax Act (Canada) (“ETA”) and section 75 of An Act Respecting the Quebec Sales Tax (“QSTA”), in the forms prescribed for such purposes, such that no goods and services tax (“GST”) and Quebec sales tax (“QST”), respectively, is payable in respect of the sale of the Purchased Assets. Acquirer shall file such elections with the Canada Revenue Agency (“CRA”) and the Agence du Revenu du Québec (“ARQ”), as applicable, within the time prescribed by the ETA and the QSTA, as applicable. Notwithstanding such elections, in the event it is finally determined by the CRA or the ARQ, as the case may be, that Seller is liable to collect and remit GST or QST in respect of the sale of the Purchased Assets, Acquirer shall forthwith pay such GST or QST to Seller for remittance to the appropriate governmental entities, as the case may be.

5.13         Non-Competition. As an inducement to Acquirer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to preserve the goodwill associated with the Business, for a period of five (5) years after the Closing, Seller shall not and Seller shall cause its Affiliates not to (i) engage, either directly or indirectly, for its own account or solely or jointly for the benefit of others, in any business which directly competes with Acquirer in the Business as presently conducted (“Competing Business”); (ii) solicit, directly or indirectly, any Competing Business from any Person other than to or for the benefit of Acquirer or an Affiliate of Acquirer; (iii) own or control a controlling interest in any Competing Business; (iv) divert, entice or otherwise take away from Acquirer the business or patronage of any customer or attempt to do so. Notwithstanding the foregoing, this Section 5.13 shall not prohibit the ownership of not more than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market.

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5.14         Confidentiality.

(a)          Acquirer and Seller each agree that it will, and shall cause their respective Affiliates to, treat in confidence all documents, materials and other information that it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the Effective Date), the investigation provided for herein and the preparation of this Agreement and other transaction documents, and the consummation of the transactions contemplated hereby. Such non-public documents, materials and information shall not be communicated to any Third Party (other than to Acquirer’s and Seller’s respective representatives, including those of their Affiliates, in each case subject to such recipient’s agreement to keep the same confidential).

(b)          The Parties shall only use such confidential information as follows: (i) Acquirer may use or disclose any confidential information included in the Purchased Assets or otherwise as is reasonably related to the Purchased Assets and its operation of the Business, and (ii) Seller may use or disclose any confidential information related to the Purchased Assets and the Business, including any digital assets, in connection with the defense of Seller’s Patents, Patent rights and any related Patent settlements or litigation, or any related matter. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available on a non-confidential basis to such Party from a source other than the disclosing Party that is entitled to disclose it, (b) is or becomes generally available to the public other than as a result of disclosure by such Party or its Affiliates or representatives or (c) is required to be disclosed under applicable law, judicial process or rule of any national securities exchange or quotation service; provided that such Party shall provide the other Party with prompt prior written notice of such request or requirement so that the other Party may seek an appropriate protective order; provided further, that if, in the absence of a protective order, such Party or any of its representatives or Affiliates is nonetheless required to disclose confidential information, such Party or its Affiliate or representative, as the case may be, may disclose only that portion of the confidential information that such Party or its Affiliate or representative is advised in writing by counsel is so legally compelled, and such Party shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

(c)          Seller agrees to protect the confidentiality of such confidential information, including source code and related documentation, with at least the same degree of care that it utilizes with respect to its own similar proprietary information.

5.15         Trademark Objection. The Parties agree that Seller shall initiate an opposition to the United Kingdom application to register the mark “StrongBox Tech”, filed in the name of Strongbox Computers LTD, and Acquirer shall reimburse Seller for all out-of-pocket costs incurred in connection with such matter. The Parties also agree to work together to transfer the matter over to Acquirer as promptly as possible following the Closing.

6.          Indemnification. The Party making a claim under this Section 6 is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Section 6 is referred to as the “Indemnifying Party”.

6.1         Indemnity by Seller. Seller shall indemnify, defend and hold harmless Acquirer and its Affiliates and its and their present or future managers, directors, officers, employees, agents, representatives, successors and assigns (“Acquirer Indemnified Party(ies)”) from and against any and all losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, any Acquirer Indemnified Party resulting from or arising out of:

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(a)          any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement;

(b)          any failure by Seller to perform any of its covenants or obligations set forth in this Agreement;

(c)          except for the Assumed Liabilities, the ownership, use or operation of any of the Purchased Assets or the Business prior to the Closing; or

(d)          any of the Excluded Liabilities.

6.2         Indemnity by Acquirer. Acquirer shall indemnify, defend and hold harmless Seller and its Affiliates and their present or future managers, directors, officers, employees, agents, representatives, successors and assigns (“Seller Indemnified Party(ies)”) from and against any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party resulting from or arising out of:

(a)          any inaccuracy in or breach of any representation or warranty made by Acquirer in this Agreement;

(b)          any failure by Acquirer to perform any of its covenants or obligations set forth in this Agreement, including, without limitation, any failure to perform any of its contractual obligations related to the Purchased Assets and the Assigned Contracts;

(c)          the ownership, use or operation of any of the Purchased Assets or the Business after the Closing;

(d)          any of the Assumed Liabilities; or

(e)          any liability, obligation or legal responsibility arising under or relating to the Fujifilm Agreements for any Losses sustained by Seller as a result of Acquirer’s failure to perform its obligations under the Fujifilm Agreements.

6.3         Certain Limitations.

(a)          An Indemnifying Party shall not be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, in each case, unless such damages are awarded to a Third Party.

(b)          Other than with respect to claims for indemnification hereunder relating to a breach of a Fundamental Representation, the total liability of the Indemnifying Party for indemnification arising out of, or resulting from, or in connection with any failure of the representations and warranties contained in Section 3 or 4, as the case may be, shall be limited to the Purchase Price, except in the case of fraud or willful misconduct by a particular indemnitor hereunder.

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(c)          Each Indemnified Party shall take, and cause its Affiliates to take, all such steps required by applicable law to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(d)          For purposes of clarity, Acquirer acknowledges that Seller’s director and officer insurance shall cover the Principals only until their resignation as employees of Seller, effective as of the Transfer Date.

6.4         Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim discussed in Section 6.5 (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party’s notice or the Direct Claim, setting forth in reasonable detail each of the Indemnifying Party’s objections thereto (an “Objection Notice”). If the Indemnifying Party does not deliver an Objection Notice within such thirty (30) day period, then the Indemnifying Party shall be deemed to have accepted such Direct Claim, in which case the Indemnifying Party shall promptly pay to the Indemnified Party the full amount of Losses set forth in the Direct Claim notice. If the Indemnifying Party does deliver an Objection Notice within such thirty (30) day period, then the Indemnifying Party and the Indemnified Party shall, for a period of fifteen (15) days following the Indemnified Party’s receipt of an Objection Notice, reasonably cooperate and negotiate in good faith to reach a resolution of the disputed matters set forth in the Direct Claim notice, including the amount of Losses incurred by the Indemnified Party and indemnifiable by the Indemnifying Party, which Losses shall be paid by the Indemnifying Party to the Indemnified Party promptly following the resolution of such dispute. If a resolution is not reached between the Indemnifying Party and the Indemnified Party during such fifteen (15) day period, then the dispute may be resolved through Legal Proceedings brought by either party or by such other means as such parties mutually agree.

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6.5         Third Party Claims.

(a)          If any Indemnified Party receives notice of the assertion or commencement of any Legal Proceeding made or brought by any Person who is not an Indemnified Party (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel; provided that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim (i) that asserts criminal liability or in which any remedy other than the payment of monetary damages is sought; (ii) that involves a claim with respect to which the interests of the Indemnified Party and the Indemnifying Party are, or would reasonably be expected to be, in conflict with one another; or (iii) other than with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) that relates to any material customer of the Business (collectively, the “Assumption of Defense Conditions”). The Indemnified Party shall cooperate in good faith in the defense of any Third Party Claim assumed by the Indemnifying Party, with all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation being borne by the Indemnifying Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Acquirer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to a confidentiality agreement reasonably acceptable to the Parties) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim; provided that the Indemnified Party and the Indemnifying Party shall use their reasonable best efforts to preserve the attorney-client privilege with respect to any information shared between the Parties in connection with such cooperation.

(b)          Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim unless (i) the Assumption of Defense Conditions have been satisfied and the Indemnifying Party has actually assumed the defense of the Third Party Claim, and (ii) the Indemnified Party has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen (15) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, then if the Assumption of Defense Conditions have been satisfied and the Indemnifying Party has actually assumed the defense of the Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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6.6         Tax Treatment of Indemnity Payments. Any indemnification payments made by a Party under this Agreement shall be treated by the Parties as an adjustment to the consideration for the Purchased Assets for federal, state, local and foreign income tax purposes.

6.7         Exclusive Remedy. Subject to Section 7.7, the sole and exclusive remedy for any breach of or inaccuracy, or alleged breach of or inaccuracy, of any representation, warranty, covenant or agreement in this Agreement shall be indemnification in accordance with this Section 6, except with respect to any claim based upon fraud or willful misrepresentation or misconduct by any Party.

6.8         Survival of Representations and Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than the Fundamental Representations) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing; provided, however, that the Fundamental Representations shall survive the Closing and shall remain in full force and effect for a period of sixty (60) days following the expiration of the applicable statute of limitations. All covenants and other agreements contained in this Agreement which by their terms contemplate performance on or prior to the Effective Date shall survive the Closing and shall remain in full force and effect for a period of three (3) months following the Effective Date. Each covenant and other agreement contained in this Agreement which by its terms contemplates performance after the Effective Date shall survive the Closing and shall remain in full force and effect for the period contemplated by its terms.

7.          Miscellaneous.

7.1         Announcements. Except where required by applicable law or a regulatory authority, including Nasdaq or the Securities and Exchange Commission, neither Party shall issue any press release or make any other public announcement with respect to the transactions contemplated by this Agreement (or publish the name of any individuals or any other parties in any public releases or regulatory filings) without the prior written consent of the other Party, provided even if required by applicable law or a regulatory authority, Seller will use its reasonable best efforts to provide Acquirer a draft of such disclosure and incorporate Acquirer’s reasonable comments. Notwithstanding the foregoing, either Party may disclose information which Seller makes public through press releases or regulatory filings. The Acquirer acknowledges that Seller is required to disclose this transaction and its terms on Form 8-K and publicly file with the Securities and Exchange Commission a copy of this Agreement.

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7.2         Expenses. Except as otherwise expressly provided herein (including Section 5.12), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

7.3         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Acquirer:	StrongBox Data Solutions, Inc.
505 Maisonneuve West
Montreal, Quebec H3A 3C2
Canada
Attention: David Cerf

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 E Wisconsin Avenue
Milwaukee, WI 53202
Attention: Benjamin F. Rikkers

If to Seller:	Crossroads Systems, Inc.
11000 N. MoPac Expressway #150
Austin, Texas 78759
Attention: Richard K. Coleman, Jr.

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Adam W. Finerman, Esq.

7.4         Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the Parties. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

7.5         No Third Party Beneficiaries. Nothing expressed, implied or referred to in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the Parties that the Agreement be for the sole and exclusive benefit of such Parties and their respective successors and permitted assigns, and not for the benefit of any other Person.

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7.6         Remedies Cumulative. Except as herein expressly provided, all rights and remedies of the Parties under this Agreement shall be cumulative and shall not preclude assertion by any Party of any other rights or the seeking of any other rights or remedies under law. Nothing contained herein shall be construed as limiting the Parties’ rights to redress for fraud.

7.7         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.8         Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the laws of another jurisdiction. In addition, each of the Parties hereto: (i) consents to submit itself to the personal jurisdiction of any federal court located in the County of New York in the State of New York in the event that any dispute arises out of this Agreement or the transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than a federal or state court located in the County of New York in the State of New York.

7.9         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

7.10         Waiver. Any failure of a Party to comply with any obligation herein may be waived by the other Party only by a written instrument signed by the Party granting such waiver. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof or estoppel with respect thereto.

7.11         Amendments. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by all Parties hereto.

7.12         Entire Agreement. This Agreement and any Schedules, Exhibits or other attachments hereto constitute the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

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7.13         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Agreement will be given the same effect as originals.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.
Name:	Richard K. Coleman, Jr.
Title:	Chief Executive Officer

STRONGBOX DATA SOLUTIONS, INC.

By:	/s/ David Cerf
Name:	David Cerf
Title:	Principal

[Signature Page to Purchase and Assignment Agreement]

Schedule A

Purchase Price

Purchase Price of Crossroads U.S. Assets	$3,114,663

Purchase Price of Crossroads Europe Assets	$185,337

Plus: Prepaid March lease payment	$13,037

Less: Prepaid maintenance obligations at January 31, 2016	$(1,410,830)

Less: Cash collected on revenue after February 1, 2016 – U.S.	$(9,659)

Less: Cash collected on revenue after February 1, 2016 – Europe	$(40,604)

Net Proceeds Amount	$1,851,944